UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/06/2007

Ruth's Chris Steak House, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 6, 2007, the Company entered into a definitive asset purchase agreement to acquire all of the operating assets and intellectual property of Columbus, OH based Mitchell's Fish Market, operating under the names Mitchell's Fish Market and Columbus Fish Market, and Cameron's Steakhouse, operating under the names Cameron's Steakhouse and Mitchell's Steakhouse from Cameron Mitchell Restaurants, LLC (CMR) for approximately $94.0 million. The agreement contains standard closing conditions (including a requirement to obtain consents and licenses), representations and warranties and covenants for an agreement of this type. The acquisition will be funded through the Company's credit facility and is expected to close in the first quarter of 2008.

Related to the acquisition, Cameron Mitchell, Founder and President of CMR has agreed to act as a consultant to the Company for a period of three (3) years following the close of the transaction. The consulting agreement provides for total payments of $1.1 million over the three year term of the agreement. During the transition period, Mr. Mitchell will assist in the process of ensuring that the vision, mission and values of the acquired restaurants continue under the stewardship of the Company. Thereafter, Mr. Mitchell will provide other key services in the areas of culinary philosophy and insights, concept and menu development and strategic planning.

Further information is set forth in the press release issued by the Company on November 6, 2007 describing this purchase which is furnished herewith as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Ex 99.1 Press Release announcing the acquisition issued by Ruth's Chris Steak House, Inc., dated November 6, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Chris Steak House, Inc.

Date: November 06, 2007	By:	/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.
Chief Financial Officer and Senior Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release announcing the acquisition issued by Ruth's Chris Steak House, Inc., dated November 6, 2007.